[LETTERHEAD]


December 8, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Urban Outfitters, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated December 2, 1999. We agree with the statements concerning our Firm in such Form 8-K. However, we have no basis to address whether the new principal accountant had been consulted during the two most recent fiscal years and through December 2, 1999 prior to their engagement regarding the application of accounting principles.



Very truly yours,


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP